Exhibit 99.2

MOCON, Inc.

Second Quarter 2016 Conference Call Script

August 9, 2016

Delivered by:	Robert Demorest - MOCO
Elissa Lindsoe– MOCO
Steve Hooser – Three Part Advisors

Operator (if necessary):

Good day, everyone, and welcome to MOCON’s Second Quarter 2016 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Steven Hooser, MOCON’s investor relations representative. Please go ahead Steven.

Steven Hooser:

Thank you for joining us today to discuss our second quarter 2016 financial results. With me on the call today are Robert Demorest, Chief Executive Officer, and Elissa Lindsoe, Chief Financial Officer. We will open up to the audience for a Q&A session after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks include those that are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including, Adjusted EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earning’s release.

With that, I’d like to turn the call over to Robert Demorest, MOCON’s President and Chief Executive Officer.

Robert Demorest

Thanks Steven; and thanks to all of you on the line for participating in our earnings call and we appreciate your time and your continued interest in MOCON. Q2 was a solid quarter for MOCON.

Overall second quarter revenue was up 4 percent on a year-over-year basis and up six percent sequentially. Most of the sales force disruption we had experienced during the first quarter is now, we believe, behind us. Our Package Testing segment continues to experience strong demand for its products growing 13 percent year-over-year and our Industrial Analyzers and Other segments met our expectations, growing at eight percent year-over-year driven primarily by a 60 percent increase in sensor shipments to our US based OEM customers. Our Permeation segment improved sequentially by four percent and was down eight percent year-over-year which is an improvement from the first quarter’s year-over-year decline of 13 percent. Three percentage points of the second quarter year-over-year decline in Permeation was attributable to the sale of our Texas lab, formerly known as Microanalytics, while the remaining five percent was driven by European orders that were pushed to the third quarter. Elissa will go into more detail on the performance of our segments later in the call.

In conjunction with our One MOCON initiative, the integrations of our European based businesses are near completion, which has changed the leadership needs in our business from one that is operationally based toward another, that is designed to fuel growth through a more unified sales strategy. As a result, we have eliminated two executive positions in our company, including our Chief Operating Officer, while reinvesting these dollars into our sales growth strategy with the expected additions of several new positions, one of which will be a Senior Vice President of Sales and Marketing. Don DeMorett joined our executive management team as our COO in January 2013 and has served on our Board of Directors since 2006. His leadership was instrumental in aligning our manufacturing, engineering and sales processes across the globe. We wish Don all the best in his future endeavors and thank him for his many contributions to MOCON.

I will now turn the call over to Elissa to run through the operating results and will return with my closing remarks after she is done.

Elissa Lindsoe

Thank you Bob and good afternoon everyone. Revenue for the second quarter of 2016 was $15.6 million, up 4 percent from the $15.0 million reported in the same period of 2015. Year-to-date June 2016 revenue was $30.4 million which is consistent with the year ago period.

Gross margin was 56 percent of revenue in our second quarter of 2016 which is an increase of 300 basis points from the 53 percent reported in the year-ago quarter.

SG&A expenses were slightly higher in Q2 compared to the prior year. Cost reductions from the Company’s previously announced realignment plan were offset by increased professional fees, new hires made prior to the realignment and inflation related to personnel costs. Research and development expenses were 8 percent of revenue in Q2 2016 compared to 7 percent in Q2 2015. Spending at this level is in line with our commitment to continued innovation of existing offerings as well as into advanced sensor technologies.

As a percent of revenue, our combined second quarter SG&A and R&D expenses were 46 percent and 45 percent for 2016 and 2015 respectively.

We recognized a charge of $750 thousand, or 5 percent of revenue, in the second quarter of 2016 in connection with our Realignment Plan that Bob described in his opening remarks.

Including these charges, we reported operating income of $853 thousand, or 5 percent of revenue, in Q2 2016, compared to $1.1 million, or 7 percent of revenue, in the year-ago quarter and are up from $763 thousand in Q1 of 2016.

I will go into more detail by business segment momentarily but I’ll cover the remainder of our income statement before doing so.

We recorded a $352 thousand gain in connection with the sale of the business formerly known as Microanalytics which is included in other income.

Our effective tax rate was 32 percent in Q2 2016 which was consistent with the year-ago quarter.

Net income for the second quarter of 2016 was $789 thousand, or $0.14 per diluted share, which is 22 percent better when compared to $646 thousand, or $0.11 per diluted share for the second quarter in 2015.

Adjusted EBITDA for the second quarter of 2016 was $2.5 million compared to $2.0 million in the second quarter of 2015.

Moving to the details in our business segments:

Our Package Testing segment was once again our largest segment, comprising of 47 percent of our overall revenue, with revenue of $7.3 million, up from $6.5 million in Q2 2015. 73 percent of revenue in both Q2 of 2016 and 2015 was from sales outside of the U.S. Package Testing gross margin was 56 percent of revenue in Q2 2016, up 2 percentage points from 54 percent in Q2 2015. The improvement was driven by increased volumes and process improvement initiatives. Operating expenses were 47 percent of revenue in Q2 2016 and 45 percent in the year-ago quarter, resulting in Q2 operating margins that were 9 percent of revenue in both 2016 and 2015.

Moving on to Permeation, this segment contributed 35 percent to overall revenue, or $5.5 million in Q2 2016, down 8 percent from $6.0 million in Q2 2015. 60 percent of this segment’s Q2 2016 revenue was from sales outside of the United States compared to 69 percent in the same quarter of 2015. Although the year-over-year comparison is down, as Bob mentioned in his opening remarks, most of the sales force disruption we had experienced during the first quarter is now behind us and we are encouraged with 4 percent sequential growth in the Permeation segment. More than half of the year-over-year decline, or $600,000, is sitting in backlog that is now scheduled to ship to our European customers in Q3 while the remainder is due to a decrease in odor and aroma consulting and testing revenue resulting from the sale of Microanalytics. Q2 2016 gross margin in the Permeation segment was 60 percent compared to 57 percent in Q2 of 2015. This increase is primarily due to customer mix and a reduced cost structure to support our consulting revenue. Q2 2016 operating expenses were 41 percent of revenue which is up from 38 percent in the year-ago quarter. This increase in operating expenses combined with the 3 percentage point increase in gross margin, resulted in Q2 operating margins of 19 percent in 2016 which is consistent with operating margins in Q2 of 2015.

Our Industrial Analyzers and Other segment comprised 18 percent of our Q2 2016 revenue which was $2.8 million, up 8 percent from the $2.6 million reported in Q2 of 2015. 41 percent of this segment’s revenue was from sales to foreign markets in Q2 2016 compared to 56 percent in the second quarter of 2015. This shift is attributable to a 60 percent increase, or $500,000, in US sensor sales, primarily to our OEM customers. Q2 2016 gross margin for our Industrial Analyzers and Other segment increased 4 percentage points in Q2 2016 to 48 percent of revenue compared to 44 percent in Q2 of 2015. The increased gross margin is attributed to increased volumes and product cost initiatives that were introduced during the three months ended June 30, 2016.

Our operating expenses in this segment were 52 percent of revenue in Q2 2016 compared to 63 percent of revenue in Q2 2015. The operating loss in this segment is improving, Q2 2016 operating loss was 4 percent of revenue compared to 19 percent in Q2 2015.

Moving on to our cash flow and balance sheet:

We continue to see a strengthening in our balance sheet. Since the beginning of the year, cash and cash equivalents have grown by a half a million dollars to $6.8 million on June 30, 2016 and in the same timeframe, we paid down our debt by the same amount resulting in total debt on June 30, 2016 of $2.5 million. Our remaining capacity on our revolving line of credit is currently $7 million.

Accounts receivable were $10.4 million on June 30, 2016 which represents days sales outstanding of 60, up from 53 days reported in the year-ago quarter. The increase was driven by timing of revenue within the quarter and we believe that the DSO will improve in the coming quarters. Inventory was $7.7 million, down slightly from $7.8 million on December 31, 2015.

Net cash provided by operations was $1.5 million in the six months ended June 30, 2016 compared to $2.1 million in year ago period. The increase in accounts receivable was the primary driver in the year-over-year reduction.

This wraps up my prepared remarks on the financials and now I will turn the call back over to Bob for his closing remarks.

BOB DEMOREST

Thank you Elissa. Q2 was a solid quarter and I’m encouraged that we are back on a growth track. As I mentioned on our last call, we have new products and ideas in the pipeline and they continue to make progress in line with our expectations.

In our Package Testing segment, we continue to be encouraged by the progress of our latest leak detector concept, the LeakProtego. As a reminder, LeakProtego is a state-of-the-art leak detection system, with a capability to detect leaks in sealed food packages while on the manufacturing line and we anticipate speeds up to 100 packages per minute are possible with this new system.

The project development team continues to make good progress on this new product. The first LeakProtego prototype is installed at the beta site in Europe, and the second system is scheduled to be operational before the end of this year. This product was designed to fill an unmet need in the worldwide consumer packaging marketplace and we estimate that the total addressable market is approximately $100 million annually.

While our Permeation segment has experienced a decline in revenue during 2016 as compared to 2015, our next generation instruments continue to be well received by our partners and end users. We believe there is a short term time lag in new model acceptance and a two year capital budgeting cycle for our next generation Permeation instruments that is expected to be substantially overcome by our customer base within the next 12 months. In 2016, we are designing and releasing three additional models in the Permeation family which will complete the refresh of our core product line. All of these new models have substantial advantages over the older designs that they are replacing. And we have a very large installed base out there.

We continue to believe our Industrial Analyzers and Other segment delivers superior technologies and has a large satisfied customer base to take advantage of continually emerging market opportunities. As Elissa mentioned, we had a 60 percent increase in our OEM sensor shipments during the second quarter. In addition, we are pleased with this segment’s sales backlog growth of 230 percent, or $2.0 million since the opening of the year.

While still in its infancy, the “Other” in this segment represents our Microbial Detection business. As previously announced, we have formed a partnership with Particle Measuring Systems where our GreenLight® systems are in their global distribution channel for introductory demonstration purposes and the feedback has been positive.

In summary, I remain confident in our ability to continue to create shareholder value through staying the course and by focusing on our growth strategy in 2016. I look forward to updating you again when we report our third quarter results.

With that, let me open up the call for your questions. Operator, please instruct our listeners on how to queue up.

After the Q&A:

Robert Demorest

Thank you again for joining us on today’s call. We look forward to discussing our Q3 results with you sometime in early November. Have a great evening!

Certain remarks of Robert Demorest, Chief Executive Officer:

●

We currently experience lower gross margins for our sensors as compared to instrument related gross margins and believe that this will continue even with sensor volume increasing. However, we believe the selling expenses related to sensors are lower based on a lower level of sales effort required for OEM customers.

●

We continue to seek out synergistic acquisition opportunities, particularly within the sensor and gas detector, analysis and measurement markets. We believe an acquisition of approximately $10 million is affordable.

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Our IAP business has received orders from customers in the natural gas market during 2016. We believe the annual sensor revenue for the IAP business is currently $3 million to $5 million, and that the total addressable market for sensors is $2 billion.

●	The LeakProtego selling price is approximately $150 thousand.

Certain remarks of Elissa Lindsoe, Chief Financial Officer:

●	We believe the IAP and Other segment operating margins for the last half of 2016 will be positive although the full year operating margins will not be positive.
●

We believe our operating margins for 2016, excluding realignment expenses, are trending to be similar to 2014 operating margins. Our long term operating model has a target of 15 percent operating margins and it would take approximately $100 million in revenue to realize that level of operating margins.